CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Post-Effective Amendment No. 58 to Registration Statement No. 002-85905 of the AIM Sector Funds (Invesco Sector Funds) of our report dated August 21, 2009, relating to the financial statements and financial highlights of Van Kampen American Value Fund, appearing in the Annual Report on Form N-CSR of the Van Kampen Series Funds, Inc. for the year ended June 30, 2009. We also consent to references to us under the captions “Financial Highlights” in the Prospectus of the Invesco Van Kampen American Value Fund, which is part of such Registration Statement.
/s/ Deloitte & Touche LLP
Chicago, Illinois
May 25, 2010